EXHIBIT 10(iii)(A)(1)
EMPLOYMENT AGREEMENT

AGREEMENT made as of April 1, 2004 by and between THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (“Interpublic”), and ELLEN JOHNSON (“Executive”).
In consideration of the mutual promises set forth herein the parties hereto agree as follows:
ARTICLE I
Term of Employment
1.01    Subject to the provisions of Article VII and Article VIII, and upon the terms and subject to the conditions set forth herein, Interpublic will employ Executive for the period beginning April 26, 2004 (“Commencement Date”) and continuing thereafter, subject to termination in accordance with the provisions of Article VII hereof. (The period during which Executive is employed hereunder is referred to herein as the “term of employment.”) Executive will serve Interpublic during the term of employment.
ARTICLE II
Duties

2.01	(a) During the term of employment, Executive will:
(i)    Serve as Executive Vice President and Chief Financial Officer (“CFO”) of The Interpublic Partnership, Inc., a wholly-owned subsidiary of Interpublic (“The Partnership”), with the primary responsibilities for all financial functions customary for such position and reporting solely to the Chief Executive Officer of The Partnership and Chief Operating Officer of Interpublic;
(ii)    Use her best efforts to promote the interests of Interpublic and The Partnership and devote her full business time and efforts to their business and affairs;
(iii)    Perform such duties as the Treasurer of The Partnership as Interpublic and The Partnership may from time to time assign to her consistent herewith; and
(iv)    Serve in such other offices of Interpublic and The Partnership as she may be elected or appointed to consistent herewith; provided, however, that at all times Executive shall not be required to serve in a position of title, responsibility or compensation junior or subordinate to the then current terms under this Agreement.
(b)    Executive’s services shall be performed at The Partnership’s offices in Manhattan, New York City, New York and Interpublic and the Executive agree that minimal business travel may be necessary for the fulfillment of the Executive's responsibilities and that business travel will be determined and undertaken at the reasonable discretion of the Executive in consultation with the Chief Operating Officer of Interpublic or Chief Executive Officer of The Partnership, provided that refusal to travel will not be grounds for termination for Cause.
ARTICLE III
Regular Compensation
3.01    Interpublic will compensate Executive for the duties performed by her hereunder, by payment of a base salary at the rate of Three Hundred Fifteen Thousand Dollars ($315,000) per annum, payable in equal installments, which Interpublic shall pay at semi-monthly intervals, subject to customary withholding for federal, state and local taxes.
3.02    Interpublic may at any time increase but not decrease the compensation paid to Executive under this Article III if Interpublic in its sole discretion shall deem it advisable so to do in order to compensate her fairly for services rendered to Interpublic. In that regard, Interpublic or The Partnership shall review Executive’s performance and compensation consistent with Interpublic's policy for executives at her level.
3.03    Interpublic will contribute not less than Twenty Five Thousand Dollars ($25,000) per annum on Executive’s behalf under the Interpublic Capital Accumulation Plan (“CAP”), subject to Executive's execution and delivery of the CAP Participation Agreement.
ARTICLE IV
Bonuses
4.01    Executive will be eligible during the term of employment to participate in Interpublic’s Annual Management Incentive Plan (“AMIP”), or any successor plan, in accordance with the terms and conditions of the Plan established from time to time. Executive shall be eligible to receive awards as a percentage of her salary the target for which is not less than 50% of her base salary, but the actual award, if any, shall be determined by Interpublic and shall be based on profits, Executive’s individual performance and management discretion.
4.02    Executive will be eligible during the term of employment to participate in certain Long-Term Performance Incentive Plans, established by Interpublic in accordance with the terms and conditions of the Plan established from time to time, in an amount appropriate for Executive's position in the discretion of management.
ARTICLE V
Interpublic Stock
5.01    As soon as administratively feasible after full execution of this Agreement, Interpublic will use its best efforts to have the Management Human Resources Committee (“MHRC”) grant to Executive options to purchase Eight Thousand (8,000) shares of Interpublic Common Stock, which will be subject to all the terms and conditions of the Interpublic Stock Incentive Plan. One-third (1/3) of the options will be exercisable after the second anniversary of the date of the grant, one-third (1/3) will be exercisable after the third anniversary and one-third (1/3) will be exercisable after the fourth anniversary of the date of grant through the tenth anniversary of the date of grant. In addition to those options already granted, Interpublic will use its best efforts to have the MHRC continue to grant Executive options to purchase additional shares of Interpublic common stock for current and future performance periods, in amounts appropriate for Executive's position in the discretion of management.
ARTICLE VI
Other Employment Benefits
6.01    Executive shall be eligible to participate in Interpublic’s Executive Medical Plus plan and such other employee benefits as are available from time to time to other key senior management executives of Interpublic in accordance with the then-current terms and conditions established by Interpublic for eligibility and employee contributions required for participation in such benefits opportunities.
6.02    Employee will be entitled to annual paid time off, in accordance with Interpublic’s policies and procedures, to be taken in such amounts and at such times as shall be mutually convenient for Executive, The Partnership and Interpublic.
6.03    Executive shall be reimbursed for all reasonable out-of-pocket expenses actually incurred by her in the conduct of the business Interpublic and/or The Partnership provided that Executive submits all reasonable substantiation of such expenses to Interpublic on a timely basis in accordance with standard policies of Interpublic and The Partnership.
6.04    Executive shall be entitled to an automobile allowance of Ten Thousand Dollars ($10,000) per annum.
ARTICLE VII
Termination
7.01    Interpublic may terminate the employment of Executive hereunder without Cause by giving Executive notice in writing at any time specifying a termination date less than three (3) months after the date on which such notice is given. In this event Executive's employment hereunder shall terminate on the date specified in such notice. Interpublic shall continue to pay Executive's salary and awards through to the date of termination at the then current rate and thereafter pay her a sum equal to the Severance Amount set forth in Section 7.06 and continue her benefits and awards as provided therein.
7.02    Omitted.
7.03    Executive may at any time give notice in writing to Interpublic specifying a termination date not less than thirty (30) days after the date on which such notice is given, in which event her employment hereunder shall terminate on the date specified in such notice. Provided however, Interpublic may, at its option, upon receipt of such notice determine an earlier termination date in which event Executive will be paid only through the date selected by Interpublic. During the notice period, Executive will continue to be an employee, will assist The Partnership in the transition of her responsibilities and will be entitled to continue to receive base salary and to participate in all benefit plans for which an employee at Executive’s level is eligible, but not to receive any bonus award that might otherwise be paid during that period except as otherwise provided herein. The Partnership may require that Executive not come in to work during the notice period. In no event, however, may Executive perform services for any other employer during the notice period.
7.04    Notwithstanding the provisions of Section 7.01, Interpublic may terminate the employment of Executive hereunder, at any time after the Commencement Date, for Cause. With respect to Sections 7.04 (i), (v) and (viii), Interpublic shall provide Executive with 30 days written notice of its intent to terminate Executive under such provisions of this Section 7.04, which notice shall (x) indicate the specific provision of this Section 7.04 on which termination is predicted, (y) set forth in reasonable detail the facts and circumstances on which the termination is based and (z) specify a termination date, and during which period Executive shall have a right to meet with the executive to whom she reports and other members of Interpublic’s senior management to discuss the matters set forth in such written notice and to cure the same within 30 days after receiving such notice (the foregoing being the “Cure Process”).
For purposes of this Agreement, “Cause” means the following:
(i)    Any material breach by Executive of any material provision of this Agreement (including without limitation Sections 8.01 and 8.02 hereof), subject to the Cure Process (it being understood and agreed that a breach of Section 8.01 or 8.02 hereof, among others, shall be deemed not capable of being cured);
(ii)    Executive’s absence from duty for a period of time exceeding fifteen (15) consecutive business days or twenty (20) out of any thirty (30) consecutive business days (other than on account of permitted vacation or as permitted for illness, disability or authorized leave in accordance with Interpublic’s policies and procedures) without the consent of the Interpublic Board of Directors;

(iii)    The acceptance by Executive, prior to the effective date of Executive’s voluntary resignation from employment with Interpublic, of a position with another employer, without the consent of the Interpublic Board of Directors;
(iv)    Misappropriation by Executive of funds or property of Interpublic or The Partnership or any attempt by Executive to secure any personal profit related to the business of Interpublic or The Partnership (other than as permitted by this Agreement) and not fairly disclosed to and approved by the Interpublic Board of Directors;
(v)    Disloyalty or gross negligence on the part of Executive in the performance of her duties as an employee of Interpublic, subject to the Cure Process;
(vi)    Intentional fraud, dishonesty, or willful misconduct on the part of Executive in the performance of her duties as an employee of Interpublic;
(vii)    A felony conviction of Executive; or
(viii)    Executive’s engaging during the term of employment, in activities which are prohibited by federal, state, or local laws, or Interpublic or The Partnership’s policy, prohibiting discrimination or harassment based on age, sex, race, religion, disability, national origin or any other protected category, subject to the Cure Process or any Interpublic written policy for the reporting and resolution of claims of this nature.
Upon a termination for Cause, Interpublic shall pay Executive her salary through the date of termination of employment, and Executive shall not be entitled to any bonus with respect to the year of termination, or to any other payments hereunder.
7.05    Notwithstanding anything else in this Agreement, Executive may terminate her employment with Interpublic for Good Reason. Executive shall provide Interpublic with thirty (30) days written notice of her intent to terminate her employment under provisions of this Section 7.05, which notice shall (x) indicate the specific provision of this Section 7.05 in which such a termination is predicted and (y) set forth in reasonable detail the facts and circumstances on which termination is based, and (z) specify a termination date. Interpublic shall have the right, if the basis for such termination is curable, to cure such breach within thirty (30) days after receiving such notice. For purposes of this Agreement, “Good Reason” means any of the following:
(a)    The assignment to Executive of any duties inconsistent in any material respect with Section 2.01, or any other action by Interpublic that results in a material diminution in the Executive’s position or authority, duty, titles, responsibilities, or reporting requirements other than an isolated, insubstantial and inadvertent action that is not taken in bad faith;
(b)    Any material failure by Interpublic to comply with any provision of Articles III, IV, V, VI, or X of this Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith; or
(c)    Any relocation of the Executive’s principal business location to a location other than the New York Metropolitan area (within fifty (50) miles of Manhattan).
7.06    Should Executive’s employment be terminated without Cause pursuant to Section 7.01 or for “Good Reason” pursuant to Section 7.05, the Company will continue to pay to Executive for a period of twelve months from the date of her termination her salary at her then current rate (collectively, the “Severance Payments”). In the event of a termination pursuant to Section 7.01 or Section 7.05 for a period commencing on the date of termination through the date which is twelve (12) months after such date of termination, Executive will be entitled to receive all employee benefits and executive perquisites accorded to her prior to termination, including, but not limited to, eligibility for an AMIP award pursuant to Section 4.01 (for any previous period in which Executive was eligible to receive a bonus and for any future period during which Severance Payments are to be paid), and Executive shall be treated as still employed by Interpublic during such periods for purposes of Interpublic’s defined benefit, incentive, stock option and equity plans, provided that such employee welfare benefits shall cease upon such date that Executive accepts employment with another employer offering similar benefits at a comparable level. Notwithstanding the foregoing, Executive may elect to receive the Severance Payments in one lump sum to be paid on the termination date of her employment with Interpublic in which case Executive shall be treated as employed by Interpublic only to such termination date for purposes of vesting of defined benefit, incentive stock, option and equity plans and for employee welfare plans.
Executive shall have no duty at any time to seek other employment or to mitigate the payments or benefits due to her hereunder. However, in the event she obtains other employment (including work as a consultant, independent contractor or establishing her own business), Executive will promptly notify Interpublic, and (a) in the event that Executive's salary and other non-contingent cash compensation (“new compensation”) payable to Executive in connection with her new employment shall equal or exceed the salary portion of the amount payable by Interpublic under Section 7.06, Interpublic shall be relieved of any obligation to make payments under Section 7.06, or (b) in the event Executive's new compensation shall be less than the salary portion of payments to be made under Section 7.06, Interpublic will pay Executive the difference between such payments and the new compensation. In the event Executive accepts employment with any company owned or controlled by Interpublic during the period in which payments are being made pursuant to Section 7.06 of this Agreement, all such payments shall cease upon commencement of such employment.
7.07    In the event Executive shall be unable to perform her duties hereunder by virtue of illness or physical or mental incapacity or disability and Executive shall fail to perform such duties for periods aggregating 180 consecutive days in any 360 day period, Interpublic shall have the right to terminate Executive’s employment hereunder prior to Executive’s recovery from such illness or disability, at the end of any calendar month after such 180 day period is satisfied upon at least 15 days prior written notice to her.
ARTICLE VIII
Covenants
8.01    While Executive is employed hereunder by Interpublic she shall not, without the prior written consent of Interpublic, which will not be unreasonably withheld, engage, directly or indirectly, in any other trade, business or employment, or have any interest, direct or indirect, in any other business, firm or corporation; provided, however, that she may continue to own or may hereafter acquire any securities of any class of any publicly-owned company and direct her personal and family investments.
8.02    Executive shall treat as confidential and keep secret the affairs of Interpublic and shall not at any time during the term of employment or thereafter, without the prior written consent of Interpublic, divulge, furnish or make known or accessible to, or use for the benefit of, anyone other than Interpublic and its subsidiaries and affiliates any information of a confidential nature relating in any way to the business of Interpublic or its subsidiaries or affiliates or their clients and obtained by her in the course of her employment hereunder. For the purposes of this Agreement, the following shall not be treated as confidential information: (i) information previously known to Executive prior to the employment term, (ii) information which is part of the public domain, (iii) information required to be disclosed by applicable law or legal process, or (iv) information which is lawfully in possession of a third party.
8.03    All records, papers and documents kept or made by Executive relating to the business of Interpublic or its subsidiaries or affiliates or their clients shall be and remain the property of Interpublic, except Executive shall be permitted to retain copies of her chronological file of correspondence, diaries and work papers and have access to documents for which she may be responsible in the event of any inquiry or proceeding, all of which shall remain subject to the confidentiality provisions of Section 8.02.
8.04    All articles invented by Executive, processes discovered by her, trademarks, designs, advertising copy and art work, display and promotion materials and, in general, everything of value conceived or created by her pertaining to the business of Interpublic or any of its subsidiaries or affiliates during the term of employment, and any and all rights of every nature whatever thereto, shall immediately become the property of Interpublic, and Executive will assign, transfer and deliver all patents, copyrights, royalties, designs and copy, and any and all interests and rights whatever thereto and thereunder to Interpublic.
8.05    During any period in which payments are being made to Executive pursuant to Sections 7.01 and 7.06 above and in the event of a termination for Cause or resignation without Good Reason a period of one (1) year following the termination of Executive’s employment, Executive shall not: (a) directly or indirectly solicit any employee of The Partnership to leave such employ to enter the employ of Executive or of any person, firm or corporation with which Executive is then associated, or induce or encourage any such employee to leave the employment of The Partnership or to join any other company, or hire any such employee, or otherwise interfere with the relationship between The Partnership and any of its employees or (b) directly or indirectly solicit or handle on Executive’s own behalf or on behalf of any other person, firm or corporation, the event marketing, public relations, advertising, sales promotion or market research business of any person or entity which is a client of The Partnership, or to induce any such client to cease to engage the services of The Partnership or to use the services of any entity or person that competes directly with a material business of The Partnership, where the identity of such client, or the client’s need, desire or receptiveness to services offered by The Partnership is known by Executive as a part of her employment with The Partnership. In addition, during the time that Severance Payments are being made to Executive, Executive shall not be employed in any form (including as an advisor, consultant or otherwise) with an employer that is in competition with the business of The Partnership. Executive acknowledges that these provisions are reasonable and necessary to protect The Partnership’s legitimate business interests, and that these provisions do not prevent Executive from earning a living.
8.06    If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope or area.
8.07    Executive acknowledges that a remedy at law for any breach or attempted breach of Article VIII of this Agreement will be inadequate, and agrees that Interpublic shall be entitled to specific performance and injunctive and other equitable relief in the case of any such breach or attempted breach.
8.08    Executive represents and warrants that neither the execution and delivery of this Employment Agreement nor the performance of Executive’s services hereunder will conflict with, or result in a breach of, any agreement to which Executive is a party or by which she may be bound or affected, in particular the terms of any employment agreement to which Executive may be a party. Executive further represents and warrants that she has full right, power and authority to enter into and carry out the provisions of this Employment Agreement.
ARTICLE IX
Arbitration
9.01    Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including claims involving alleged legally protected rights, such as claims for age discrimination in violation of the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act, as amended, and all other federal and state law claims for defamation, breach of contract, wrongful termination and any other claim arising because of Executive’s employment, termination of employment or otherwise, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and Section 12.01 hereof, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall take place in the city where Executive customarily renders services to Interpublic.
ARTICLE X
Assignment
10.01    This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Interpublic. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by her shall be void.
ARTICLE XI
Agreement Entire
11.01    This Agreement, together with the letter from Interpublic to Executive dated the date of this Agreement, constitutes the entire understanding between Interpublic and Executive concerning her employment by Interpublic or any of its parents, affiliates or subsidiaries and supersedes any and all previous agreements between Executive and Interpublic or any of its parents, affiliates or subsidiaries concerning such employment, and/or any compensation or bonuses. Each party hereto shall pay its own costs and expenses (including legal fees) incurred in connection with the preparation, negotiation and execution of this Agreement. This Agreement may not be changed orally.
ARTICLE XII
Applicable Law
12.01    The Agreement shall be governed by and construed in accordance with the laws of the State of New York.
THE INTERPUBLIC GROUP OF COMPANIES, INC.

By: _/s/ Frank Levin_______________
Name: Frank Levin
Title:Senior Vice President, Org. Dev.

/s/ Ellen Johnson ______________
Ellen Johnson